Exhibit 10.15

Loan Agreement Certification

March 26, 2021

The Client

Address: 2-5-9, Kotobashi, Sumida-Ku, Tokyo, 1300022, Japan

Company: Yoshitsu Co., Ltd

Name: /s/ Mei Kanayama

Use	Equipment Fund
Implement Date	2021/3/31
Amount	200,000,000 JPY
Original Repayment Due Date	2028/3/31
Original Repayment Method	Lump sum-payment
Repayment Method	Deducted from the Client’s account
Repayment period and Repayment times and amount

(1) Full payment of the loan once on the principal repayment date

(2) Interest:

28 times of interest payment,

The amount obtained by multiplying the loan principal balance by the loan interest rate and the number of days (one end) of each interest calculation period and dividing by 365 (rounded down to the nearest yen)

Rate	Annual rate of base interest rate plus spread
Base interest rate	Interest rate corresponding to 3 months of the Japanese Yen TIBOR (Telerate 17097 page or its successor page) announced by the JBA TIBOR management organization after 11:00 am, which is as close as possible to 11:00 am, two business days before the first day of the interest calculation period
Spread

(1) When real ordinary income before depreciation> 0 JPY: 6.000%

(2) Real ordinary income before depreciation <0 JPY: 0.7000%

※Real ordinary income before depreciation is, in principle, by adding the amount of cost amortization (the same items described in SG & A and manufacturing cost statements) to the amount of ordinary income (or shape loss) in the Client's financial statements. calculate. In addition, accounting treatment that is not considered appropriate for calculating shape profit (or ordinary loss) is performed, such as expenses that do not occur normally are recorded in sales (manufacturing) costs, SG & A expenses or other non-operating losses. If so, use the ordinary income (or ordinary loss) calculated based on the accounting treatment that the lender deems appropriate.

Interest calculation period	The period from each interest payment date (the loan execution date for the first interest calculation period) to the next interest payment date
Repayment date and amount of each time	As described in the attached table
Money other than principal and interest that the Client should bear

(1) Damages in Article 3, Paragraph 4

(2) BC repayment fee described in Article 6

(3) Clearing money described in Article 7

(4) Expenses stated in Article 11

(5) Compensation for damages in Article 16 Paragraph 1

(6) Delayed damages described in Article 17

Total amount of repayment to be paid in the future	285,173,866 JPY Maximum spread (6.60%) on TIBOR (corresponding to 3 months, 0.07909%) as of March 19, 2021 ) Is applied, and it is calculated assuming that the prepayment was not made
Contents of the provisions regarding the amount of compensation and penalties	As described in Article 3, Paragraph 4, Article 16 and Article 17
Whether or not to repay before the deadline and its contents	Yes (conditional). As described in Article 6
Existence and content of loss of profit due to deadline	Yes. As stated in Article 16
Documents received by the lender regarding the loan	As stated in Article 9
Name of designated dispute resolution organization	Japan Financial Service Association Money Lending Business Consultation and Dispute Resolution Center 3-19-15 Takanawa, Minato-ku, Tokyo Tel：03-5739-3861